KINDER MORGAN INCREASES 2013 FINANCIAL
EXPECTATIONS FOR KMI AND KMP

HOUSTON, May 13, 2013 – Kinder Morgan today announced an increase in its 2013 projections for Kinder Morgan, Inc. (NYSE: KMI) and Kinder Morgan Energy Partners, L.P. (NYSE: KMP) primarily based on projected contributions from the Copano Energy acquisition, which closed on May 1, 2013. KMI now expects to declare dividends of $1.60 per share for 2013, up from its published annual budget of $1.57 per share, which represents an increase of approximately 14 percent over its 2012 declared distribution of $1.40 per share. KMP now expects to declare cash distributions of $5.33 per unit, up from its 2013 published annual budget of $5.28 per unit, which represents a 7 percent increase over its 2012 declared distribution of $4.98 per unit.
“We believe the recently acquired Copano assets will provide significant growth opportunities by enabling us to broaden our midstream services footprint and offer a wider array of services to our customers, which will benefit KMI shareholders and KMP unitholders,” said Kinder Morgan Chairman and CEO Richard D. Kinder. “The incremental impact from Copano is expected to be slightly higher than our initial projections at the time we announced the transaction due to additional cost savings.”
Kinder Morgan Management, LLC (NYSE: KMR) now also expects to declare distributions of $5.33 per share for 2013 and the distribution to KMR shareholders will be paid in the form of additional KMR shares.
Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $115 billion. It owns an interest in or operates approximately 80,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. Kinder Morgan, Inc. (NYSE: KMI) owns the general partner interests of Kinder Morgan Energy
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Kinder Morgan – Expectations	Page 2
Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.

This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

Contacts
Larry Pierce	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
Larry_pierce@kindermorgan.com	www.kindermorgan.com

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